                           MIDCOM COMMUNICATIONS INC.

          EXHIBIT 11.1 STATEMENT RE: COMPUTATION OF NET LOSS PER SHARE

                                                                           YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------
(In thousands, except per share data)                                 1996            1995            1994
-----------------------------------------------------------------------------------------------------------
Loss before extraordinary item                                      $(97,319)       $(29,351)       $(3,029)
Extraordinary item                                                        --          (4,067)            --
                                                                    --------        --------        -------
Net loss                                                            $(97,319)       $(33,418)       $(3,029)
                                                                    ========        ========        =======

Weighted average common shares outstanding                            15,529          12,101          8,011

Net effect of stock options and warrants granted during the
  twelve months prior to the filing of the registration
  statement with respect to the Company's initial public
  offering at less than the $11.00 offering price calculated using the treasury stock method and treated as outstanding for all periods prior to the closing of the Company's
  initial public offering.                                                --              --          1,079

Weighted average common shares giving effect to the redemption of Series A Redeemable Preferred Stock, calculated assuming
  net proceeds at the $11.00 offering price.                              --              --            840
                                                                    --------        --------        -------
Weighted average shares outstanding                                   15,529          12,101          9,930
                                                                    ========        ========        =======

Per share amounts:
  Loss before extraordinary item                                    $  (6.27)       $  (2.42)       $ (0.31)
  Extraordinary item                                                      --           (0.34)           --
                                                                    --------        --------        -------
Net loss per share                                                  $  (6.27)       $  (2.76)       $ (0.31)
                                                                    ========        ========        =======